ACQUISITION AGREEMENT

                                  BY AND AMONG

                                   ASPI, INC.

                                       AND

                           PRESTIGE PRIME OFFICE, LTD

                              AND ITS SHAREHOLDERS

                            SHARE EXCHANGE AGREEMENT

         This AGREEMENT, dated as of June 30, 2010 (the "Agreement"), by and among ASPI, Inc., a Delaware corporation ("ASPI") and Prestige Prime Office, Ltd., which is a Hong Kong corporation ("Acquiree") and the sole shareholder of Acquiree, Mr. Yeung Cheuk Hung.

         WHEREAS, the boards of directors of ASPI and Acquiree, respectively, have each approved, as being in the best interests of the respective entities and their stockholders, the Acquisition by a Share Exchange ("Exchange") of Acquiree by ASPI, in accordance with the applicable provisions of the Delaware General Corporate Law ("DGCL") and the Hong Kong Law;

         WHEREAS, ASPI, Shareholders and Acquiree desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Exchange; and

         WHEREAS, this Agreement is intended to set forth the terms upon which Acquiree will be acquired by ASPI from Shareholders.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:







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                                   ARTICLE I
                                THE CONSIDERATION
                              --------------------

SECTION 1.01.     CONSIDERATION/ACQUISITION; EFFECTIVE TIME

         The  Acquisition  shall become  effective upon the delivery of the duly
executed  stock   certificates  in  Acquiree   representing   100%  of  Acquiree
outstanding shares of common stock and delivery of the following consideration:

         1. On April 19, 2010, $50,000 was paid.

         2. 60,000,000 shares of restricted common stock of ASPI constituting 80% fully diluted and non-dilutable (immediately post closing) ownership shall be issued to Acquiree's Shareholders pro rata in exchange for 100% of Acquiree's outstanding common stock (4,000,000 shares of Acquiree). Further funding efforts post closing and further mergers after 6 months will be dilutable to such shareholders.

SECTION 1.02.     EFFECTS OF THE EXCHANGE.

         At the Effective Time and by virtue of the Exchange, all of the outstanding Acquiree common shares shall be conveyed to ASPI which shall be the owning entity of the outstanding common shares of common stock of Acquiree.

SECTION 1.03.     CONVERSION OF SECURITIES.

         As of the Effective Time, by virtue of the Exchange:

         (a) All of the outstanding common shares of Acquiree that are issued and outstanding immediately prior to the Effective Time, shall be exchanged for shares of ASPI in the conversion amount. All such shares of Acquiree shall be conveyed to ASPI, and each holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of shares of ASPI Common Stock to be issued in consideration therefore upon surrender of such certificate in accordance with Section 1.03(b).

         (b) Each 1% ownership shares in Acquiree shall be entitled to receive 1/100th of 60,000,000 shares of ASPI in exchange for their shares in Acquiree.

SECTION 1.04.     EXCHANGE PROCEDURES.

         (a) As soon as practicable after the execution hereof, ASPI shall provide to each Acquiree shareholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of
Acquiree outstanding immediately prior to the Effective Time (the "Certificates") in appropriate and customary form with such provisions as the board of directors of ASPI after the Exchange may reasonably specify. Upon surrender of a Certificate for cancellation to ASPI, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of shares of ASPI Common Stock as is equal to the product of the percentage of Acquiree's shares represented by the certificate multiplied by the



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Conversion Amount,  and the Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.05, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, ASPI Common Stock as contemplated by this Section 1.05, together with any dividends and other distributions payable as provided in
Section 1.05 hereof, and the holders thereof shall have no rights whatsoever as stockholders of ASPI. Shares of ASPI Common Stock issued in the Exchange shall be issued, and be deemed to be outstanding, as of the Effective Time. ASPI shall cause all such shares of ASPI Common Stock issued pursuant to the Exchange to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

         (b) If any certificate representing shares of ASPI Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of ASPI Common Stock in a name other than that of the registered holder of the Certificate so surrendered.

         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as ASPI may reasonably direct as an indemnity against any claim that may be made against it with respect to such Certificate, ASPI will issue in respect of such lost, stolen or destroyed Certificate one or more certificates representing shares of ASPI Common Stock as contemplated by this Section 1.04 and such person shall be entitled to the dividend and other distribution rights provided in Section 1.05 hereof.

         (d) If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or shares of any person previously entitled thereto.

         (e) ASPI shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for shares of ASPI Common Stock (and dividends or distributions with respect to ASPI Common Stock as contemplated by Section 1.05 hereof) such amount as ASPI is required to deduct and withhold with respect to the making of such payment under the Code, or provisions of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

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SECTION 1.05.     DIVIDENDS AND DISTRIBUTIONS.

         No dividends or other distributions declared or made with respect to ASPI Common Stock with a record date on or after the Effective Time shall be paid to the holder of a Certificate entitled by reason of the Exchange to receive certificates representing ASPI Common Stock until such holder surrenders such Certificate as provided in Section 1.04 hereof. Upon such surrender, there shall be paid by ASPI to the person in whose name certificates representing shares of ASPI Common Stock shall be issued pursuant to the terms of this
Article I (i) at the time of the surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such ASPI Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions had a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of ASPI Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions have a record date on or after the Effective Time and a payment date subsequent to such surrender.

                                   ARTICLE II
                                   THE CLOSING
                                ----------------

SECTION 2.01.     CLOSING.

         Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Exchange (the "Closing") shall take place as soon as reasonably practicable (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VII are satisfied or, to the extent permitted thereunder, waived, at the office of Michael A. Littman, located at 7609 Ralston Road, Arvada, CO 80002 or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the "Closing Date").

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ASPI
                   -----------------------------------------

         Except as set forth in the applicable section of the disclosure schedule delivered by ASPI to Acquiree prior to the execution of this Agreement (the "ASPI Disclosure Schedule"), ASPI represents and warrants to Acquiree as follows:

SECTION 3.01.     ORGANIZATION OF ASPI; AUTHORITY.

         ASPI is an Entity duly organized, validly existing and in good standing under the laws of the State of Delaware. ASPI has all requisite corporate power and corporate authority to enter into the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of stockholder approval, the execution, delivery and performance by ASPI of the Transaction Documents to which it is a party and the consummation of the


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transactions  contemplated  hereby and thereby have been duly  authorized by all necessary corporate action on the part of ASPI, including, without limitation the approval of the board of directors of ASPI. The Transaction Documents have been duly executed and delivered by each of ASPI and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of ASPI, enforceable against ASPI in accordance with its terms. ASPI is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a ASPI Material Adverse Effect. ASPI has heretofore delivered or made available to Acquiree complete and correct copies of the certificate of incorporation and by-laws of ASPI, the minute books and stock transfer records of ASPI, as in effect as of the date of this Agreement. ASPI is not in violation of its organizational documents.

SECTION 3.02.     CAPITALIZATION.

         The authorized capital stock of ASPI consists of 100,000,000 shares of ASPI Common Stock, of which 13,879,655 shares are outstanding on the date hereof. No other shares of any other class or series of ASPI Common Stock or securities exercisable or convertible into or exchangeable for ASPI Common Stock ("ASPI Common Stock Equivalents") are authorized, issued or outstanding. The outstanding shares of ASPI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. To ASPI's knowledge, none of the outstanding shares of ASPI Common Stock was issued in violation of any Law, including without limitation, federal and state securities laws. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to ASPI's knowledge, voting or transfer of any shares, whether issued or unissued, of ASPI Common Stock, ASPI Common Stock Equivalents or other securities of ASPI. On the Closing Date, the shares of ASPI Common Stock for which shares of Acquiree Common Stock shall be exchanged in the Exchange will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of ASPI Common Stock, will be validly issued, fully paid and nonassessable.

SECTION 3.03.     NO VIOLATION; CONSENTS AND APPROVALS.

         The execution and delivery by ASPI of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of ASPI or any ASPI Subsidiary, (b) any Law applicable to ASPI or any ASPI Subsidiary or the property or assets of ASPI or any ASPI Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of ASPI or any ASPI Subsidiary under any

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Contract to which ASPI or any ASPI Subsidiary is a party or by which ASPI or any
ASPI Subsidiary or any assets of ASPI or any ASPI Subsidiary may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in Section 3.04 of the ASPI Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a ASPI Material Adverse Effect. No Governmental Approval is required to be obtained or made by or with respect to ASPI or any ASPI Subsidiary in connection with the execution and delivery of this Agreement or the consummation by ASPI of the transactions contemplated hereby.

SECTION 3.04.     LITIGATION; COMPLIANCE WITH LAWS.

         (a) There are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of ASPI, threatened against, relating to or affecting ASPI or the ASPI Subsidiaries, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of ASPI or the ASPI Subsidiaries in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator outstanding against ASPI or the ASPI
Subsidiaries, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of ASPI or the ASPI Subsidiaries in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby.

         (b) ASPI and the ASPI Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to ASPI, any Subsidiary of ASPI, its business or its assets. Neither ASPI nor the ASPI Subsidiaries has received notice from any Governmental Entity or other Person of any material violation of Law applicable to ASPI, any of the ASPI Subsidiaries, their business or their assets. ASPI and the ASPI Subsidiaries have obtained and hold all required Licenses (all of which are in full force and effect) from all Government Entities applicable to ASPI, the ASPI Subsidiaries, their business or their assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of ASPI, threatened to revoke or limit any such License.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ACQUIREE
                ------------------------------------------------

         Except as set forth in the applicable section of the disclosure schedule delivered by Acquiree to ASPI prior to the execution of this Agreement (the "Acquiree Disclosure Schedule"), Acquiree represents and warrants to ASPI as follows:

SECTION 4.01.     ORGANIZATION OF ACQUIREE; AUTHORITY.

         Acquiree is a corporation duly organized, validly existing and in good standing under the laws of the Hong Kong Special Administrative Region, The People's Republic of China and has all requisite corporate power and corporate authority to enter into the Transaction Documents, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its


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properties and to conduct its business.  Subject to the receipt of shares holder approval by Acquiree holders, the execution, delivery and performance by Acquiree of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiree, including, without limitation, the approval of the board of directors of Acquiree. The Transaction Documents have been duly executed and delivered by Acquiree and, assuming that the Transaction Documents constitute a valid and binding obligation of Acquiree. Acquiree is duly qualified or licensed to do business as a foreign Entity and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Acquiree Material Adverse Effect on Acquiree. Acquiree has herewith delivered or made available to ASPI complete and correct copies of the articles of organization and conversion to a corporation and by-laws of Acquiree, the minute books and stock transfer records of Acquiree, as in effect as of the date of this Agreement. Acquiree is not in violation of its organizational documents.

SECTION 4.02.     CAPITALIZATION.

         (a) The authorized and outstanding shares of Acquiree are set forth in this Section 4.02(a) as the Acquiree Disclosure Schedule (the "Acquiree shares"). All of the outstanding shares of the Acquiree are validly issued, fully paid and non-assessable. To Acquiree's knowledge, none of the outstanding shares of Acquiree or other securities of Acquiree was issued in violation of any Law, including, without limitation, state and federal securities laws. There are no Liens on or with respect to any outstanding shares of Acquiree.

         (b) Except as shown in Section 4.02 (a) of Acquiree's disclosure schedule. There are no outstanding: (i) securities convertible into or exchangeable for Acquiree shares; (ii) options, warrants or other rights to purchase or subscribe for Acquiree shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Acquiree shares, any such convertible or exchangeable securities or any such options, warrants or rights. There is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from Acquiree, or any stockholder of Acquiree, any ownership shares in Acquiree, and there is no outstanding right or security of any kind convertible into such ownership shares. To Acquiree's knowledge, there are no voting trusts, proxies or other similar agreements or understandings with respect to the shares of Acquiree. There are no obligations, contingent or otherwise, of Acquiree to repurchase, redeem or otherwise acquire any shares of Acquiree or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no accrued and unpaid dividends with respect to any outstanding shares of Acquiree.

                                      -8-
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SECTION 4.03.     NO VIOLATION; CONSENTS AND APPROVALS.

         The execution and delivery by Acquiree of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the articles of incorporation or by-laws of Acquiree, (b) any Laws applicable to Acquiree or the property or assets of Acquiree, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of Acquiree under, any Contracts to which Acquiree is a party or by which Acquiree or any of its assets may be bound, except, in the case of clauses
(b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have an Acquiree Material Adverse Effect. No Governmental Approval is required to be obtained or made by or with respect to Acquiree or any Acquiree Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Acquiree of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have an Material Adverse Effect on Acquiree.

SECTION 4.04.     LITIGATION; COMPLIANCE WITH LAWS.

         (a) Except as would not have a Material Adverse Effect on Acquiree, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Acquiree, threatened against, relating to or affecting Acquiree, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Acquiree in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against Acquiree, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of Acquiree in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby. The Acquiree Disclosure Schedule of Section 4.02(a) includes a description of all claims, actions, suits, investigations or proceedings involving Acquiree, its business, its assets, or any employee, officer, director, stockholder or independent contractor of Acquiree in their capacities as such.

         (b) Except as would not have an Acquiree Material Adverse Effect, Acquiree has complied and is in compliance in all material respects with all Laws applicable to Acquiree, its business or its assets. Acquiree has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to it, its business or its assets. Acquiree has obtained and holds all required Licenses (all of which are in full force and effect) from all Government Entities applicable to it, its business or its assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of Acquiree threatened to revoke or limit any such License.


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

SECTION 4.05      FINANCIAL STATEMENTS.

         Acquiree shall have provided, prior to closing hereunder, financial statements in accordance with federal income tax accounting consistently applied, complete and true and accurate in all respects, disclosing all liabilities, and assets of Acquiree and shall provide all books and records necessary to complete audits in accordance with SEC Rules and Regulations.

                                   ARTICLE V
                        COVENANTS RELATING TO CONDUCT OF
                          BUSINESS PENDING THE EXCHANGE
                   ------------------------------------------

SECTION 5.01.     CONDUCT OF THE BUSINESS PENDING THE EXCHANGE.

         (a) During the period from the date of this Agreement and continuing until the Effective Time, ASPI agrees as to itself and the ASPI Subsidiaries, that ASPI shall not, and shall cause the ASPI Subsidiaries not to, engage in any business whatsoever other than in connection with the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to preserve intact its business and assets, maintain its assets in good operating condition and repair (ordinary wear and tear excepted), retain the services of its officers, employees and independent contractors and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, Acquiree consents otherwise in writing.

         (b) During the period from the date of this Agreement and continuing until the Effective Time, Acquiree agrees that, other than in connection with the consummation of the transactions contemplated hereby, it shall carry on its business only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve intact its business and assets and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, ASPI consents otherwise in writing; provided that Acquiree may take any and all of the actions listed in the Acquiree Disclosure Schedules at any time prior to or after the date of this Agreement without the consent of ASPI. Additionally, during the period from the date of this Agreement and continuing until the Effective Time, Acquiree agrees that, other than in connection with the consummation of the transaction contemplated hereby, to carry on its business only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve intact its business and assets and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, ASPI consents otherwise in writing; provided that Acquiree may take any and all of the actions listed in the Acquiree Disclosure Schedule at any time prior to or after the date of this Agreement without the consent of ASPI. During the period from the date of this Agreement and continuing until the Effective Time, Acquiree and ASPI agrees as to itself and, with respect to ASPI, the ASPI Subsidiaries, respectively, that except as expressly contemplated or permitted by this Agreement, as disclosed in the Acquiree's Disclosure Schedule or the ASPI Disclosure Schedule, as applicable, or to the extent that the other party shall otherwise consent in writing:

                  (1) It shall not amend or propose to amend its certificate of incorporation or by-laws or equivalent organizational documents except as contemplated in this Agreement.

                  (2) It shall not, nor in the case of ASPI shall it permit the ASPI Subsidiaries to, issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or other ownership of equity, provided that: (1) ASPI shall be permitted to issue the shares of ASPI Common Stock to be issued to Acquiree Stockholders hereunder, and (2) each party shall be permitted to issue shares of its common stock pursuant to the exercise of stock options, warrants and other convertible securities outstanding as of the date hereof and listed on the Acquiree Disclosure Schedule or the ASPI Disclosure Schedule, as the case may be, (3) up to 21,500,000 shares may be issued in conjunction with financing for this transaction and for payment of fees related hereto, and (4) Acquiree shall be permitted to issue the shares of ASPI common stock to the persons and in the following amounts as shown on attached STOCK ISSUANCE SCHEDULE:

                  (3) It shall not, nor in the case of ASPI shall it permit any of the ASPI Subsidiaries to, nor shall it propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (ii) except with respect to the Reverse Stock Split, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

                  (4) Other than dispositions in the ordinary course of business consistent with past practice which would not cause a ASPI Material Adverse Effect or a Acquiree Material Adverse Effect (as applicable), individually or in the aggregate, to it and its subsidiaries, taken as a whole, it shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of its assets.

                  (5) It shall promptly advise the other party hereto in writing of any change in the condition (financial or otherwise), operations or properties, businesses or business prospects of such party or any of its subsidiaries which would result in a ASPI Material Adverse Effect or Acquiree Material Adverse Effect, as the case may be.

                  (6) It shall not permit to occur, nor in the case of Acquiree shall it permit ASPI to allow to occur, any (1) change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions, (2) incurrence of Indebtedness or any commitment to incur

         Indebtedness, any incurrence of a contingent liability, Contingent Obligation or other liability of any type, except for, with respect to Acquiree, other than obligations related to the Exchange of Inventory in the ordinary course of business consistent with past practices, (3) cancellation of any debt or waiver or release of any contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business consistent with its past practice which do not exceed $50,000 in the aggregate, (4) amendment, termination or revocation of, or a failure to perform obligations or the occurrence of any default under, (Y) any contract or agreement (including, without limitation, leases) to which it is or, as of June 30, 2010, was a party, other than in the ordinary course of business consistent with past practice, or (Z) any License, (5) execution of termination, severance or similar agreements with any of its officers, directors, employees, agents or independent contractors or (6) entering into any leases of real property or agreement to acquire real property.

SECTION 5.02.     NO ACTION.

         During the period from the date of this Agreement and continuing until the Effective Time, Acquiree and ASPI agrees as to itself and, with respect to ASPI, the ASPI Subsidiaries, respectively, that it shall not, and ASPI shall not permit any of the ASPI Subsidiaries to, take or agree or commit to take any action, (i) that is reasonably likely to make any of its representations or warranties hereunder inaccurate; or (ii) that is prohibited pursuant to the provisions of this Article V.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS
                       ----------------------------------

SECTION 6.01.     ACCESS TO INFORMATION.

         From  the  date  hereof  until  the  Effective   Time  or  the  earlier
termination of this Agreement, each party shall give the other party and its respective counsel, accountants, representatives and agents, and with respect to Acquiree it shall provide to ASPI with respect to Acquiree, full access, upon reasonable notice and during normal business hours, to such party's and Acquiree's facilities and the financial, legal, accounting and other representatives of such party and Acquiree with knowledge of the business and the assets of such party and Acquiree and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such party and its subsidiaries and Acquiree that the other party and its respective counsel, accountants, representatives and agents, may reasonably request. No investigation pursuant to this Section 6.02 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Exchange; it being understood that the investigation will be made for the purposes among others of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party. In the event of the termination of this Agreement, each party, if so requested by the other party, will return or destroy promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made.

SECTION 6.02.     NO SHOP; EXCHANGE PROPOSALS.

         From the date hereof until the Effective Time or the earlier termination of this Agreement, neither Acquiree nor ASPI shall, nor shall they authorize or permit any of their respective officers, directors or employees or Subsidiaries or Acquiree subsidiary employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or negotiate with respect to, agree to or endorse any Takeover Proposal (except in any case if the board of directors or special committee of ASPI or Acquiree, as the case may be, determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to do so would constitute a breach of the fiduciary duties of the ASPI' or Acquiree's board of directors or special committee, as the case may be, to its stockholders under applicable law). Acquiree shall promptly advise ASPI and ASPI shall promptly advise Acquiree, as the case may be, orally and in writing of any such inquiries or proposals and shall also promptly advise ASPI or Acquiree, as the case may be, of any developments or changes regarding such inquiries or proposals. Acquiree and ASPI shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquiree, ASPI and *ExcSub/Acquiree*) conducted heretofore with respect to any Takeover Proposal. Acquiree and ASPI agree not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which Acquiree or ASPI is a party.

SECTION 6.03.     LEGAL CONDITIONS TO EXCHANGE; REASONABLE EFFORTS.

         Acquiree, and ASPI shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Exchange. Acquiree and ASPI will, and ASPI will cause the ASPI Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Acquiree, ASPI or any of the ASPI Subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.04.     CERTAIN FILINGS.

         Each party shall cooperate with the other in (a) connection with the preparation of an 8-K, (b) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the 8-K and seeking timely to obtain any such actions, consents, approvals or waivers. Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the Exchange.

SECTION 6.05.     PUBLIC ANNOUNCEMENTS AND FILINGS.

         Each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.06.     TAX MATTERS.

         (a) No representation is made that this is a non-taxable transaction.

         (b) Acquiree shall prepare and file on a timely basis all Tax Returns which are due to be filed with respect to Acquiree (giving effect to any extension of time) prior to the Closing Date including any 2009 short year return as may be necessary for subsidiary. ASPI shall be responsible for the preparation and filing of all Tax Returns which are due to be filed (giving effect to any extension of time) after the Closing Date, but Acquiree shall use its best efforts to conduct its affairs such that any Tax Returns due after the Closing Date can be filed on a timely basis.

         (c) From the date hereof until the Effective Time or the earlier termination of this Agreement, without the prior written consent of the other party or if required in the opinion of counsel, neither ASPI nor Acquiree, shall, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to it, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, or take any other action relating to the filing of any Tax Return or the payment of any Tax.

SECTION 6.07.     SUPPLEMENTS TO SCHEDULES.

         Prior to the Closing, Acquiree will supplement or amend its disclosure schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule. No supplement to or amendment of the disclosure schedule made pursuant to this Section 6.07 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing. Prior to the Closing, ASPI may supplement or amend its disclosure schedule with respect to any matter which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule. No supplement to or amendment of the disclosure schedule made pursuant to this
Section 6.07 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.


                                  ARTICLE VII
                           CONDITIONS OF THE EXCHANGE
                      ------------------------------------

SECTION 7.01.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE EXCHANGE.

         The respective obligations of each party to effect the Exchange and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by applicable law:

         (a) Shareholder Approval. This Agreement shall have been duly adopted and agreed by the holders of 100% of the outstanding shares of Acquiree, through an Exchange Agreement, Consent and Representations signed by each shares holder of Acquiree.

         (b) No Injunctions or Restraints. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Exchange or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02.     ADDITIONAL CONDITIONS OF OBLIGATIONS OF ASPI.

         The obligations of ASPI and Acquiree to effect the Exchange and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by ASPI:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiree set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (b) PERFORMANCE OF OBLIGATIONS OF ACQUIREE. Acquiree shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) NO MATERIAL ADVERSE CHANGE TO ACQUIREE. From the date hereof through and including the Effective Time, no event shall have occurred which would have an Acquiree Material Adverse Effect.

         (d) THIRD PARTY CONSENTS. Acquiree shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by Acquiree of this Agreement and the consummation of the transactions contemplated hereby.

         (e) NO GOVERNMENTAL ORDER OR OTHER PROCEEDING OR LITIGATION. No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

         (f) DELIVERIES. At the Closing, Acquiree shall have delivered to ASPI or ASPI shall have otherwise obtained:

                  (1) a certificate, dated the Closing Date, signed on behalf of Acquiree by the Chief Executive Officer of Acquiree, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and
         (c) of this Section 7.02;

                  (2) the consents set forth in Section 4.04 of the Acquiree Disclosure Schedule;

                  (3) true, correct and complete copies of (1) the certificate of organization or other charter document, as amended to date, of Acquiree as filed with, the Secretary of State or other appropriate official of the state or other jurisdiction of organization of Acquiree, (2) the by-laws or other similar organizational document of Acquiree, and (3) resolutions duly and validly adopted by the Board of Directors and the stockholders of Acquiree evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary or Assistant Secretary of Acquiree, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date; and

                  (4) WEBSITE/DOMAIN/TRADE NAME. An agreement between any owners of the Domain and ASPI whereby, contemporaneously with the Closing for the note consideration described herein, ASPI shall acquire from Shareholders all rights to web domain and web name, and trade name "Prestige Prime Office" in both English and Chinese, by proper documents with representation and warranties.

         (g) AUDITED FINANCIAL STATEMENTS. Audited financial statements of Acquiree for periods 2009 and March 31, 2010 shall have been delivered to ASPI at or prior to Closing.

         (h) ACQUIREE'S INDEBTEDNESS. All outstanding Indebtedness of Acquiree shall have been fully paid or re-negotiated in substance reasonably satisfactory to ASPI and Acquiree lenders.

SECTION 7.03.     ADDITIONAL CONDITIONS OF OBLIGATIONS OF ACQUIREE.

         The obligation of Acquiree to effect the Exchange and the other transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by Acquiree:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ASPI set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (b) PERFORMANCE OF OBLIGATIONS OF ASPI. ASPI shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

         (c) NO MATERIAL ADVERSE CHANGE TO ASPI. From the date hereof through and including the Effective Time, no event shall have occurred which would have a ASPI Material Adverse Effect.

         (d) NO GOVERNMENTAL ORDER OR OTHER PROCEEDING OR LITIGATION. No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

         (e) DELIVERIES. At the Closing, ASPI shall have delivered to Acquiree:

                  (1) certificates, dated the Closing Date, signed on behalf of ASPI by the President of ASPI, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.03;

                  (2) the consents set forth in Section 3.04 of the ASPI Disclosure Schedule;

                  (3) true, correct and complete copies of (1) the certificate of incorporation or other charter document, as amended to date, of ASPI, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of incorporation of such company, (2) the by-laws or other similar organizational document of ASPI, and (3) resolutions duly and validly adopted by the Board of Directors of ASPI evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of ASPI, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date; and

                  (4) the share certificates issued pro rata in the names of Shareholders of Acquiree, in proper amounts

                                  ARTICLE VIII
                                   TERMINATION
                            -----------------------

SECTION 8.01.     TERMINATION.

         This Agreement may be terminated at any time prior to the Effective Time, by ASPI or Acquiree as set forth below:

         (a) by mutual  consent of the boards of directors of ASPI and Acquiree;
or

         (b) by ASPI upon written notice to Acquiree, if: (A) any condition to the obligation of ASPI to close contained in Article VII hereof has not been satisfied by 60 days after date hereof June 30, 2010 (the "End Date") (unless such failure is the result of ASPI' breach of any of its representations, warranties, covenants or agreements contained herein) or (B) the ASPI stockholders do not approve the Exchange; or

         (c) by Acquiree upon written notice to ASPI, if: (A) any condition to the obligation of Acquiree to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of Acquiree's breach of any of its representations, warranties, covenants or agreements contained herein); or (B) the Acquiree shares holders do not approve the Exchange; or

         (d) by ASPI if the board of directors or special committee of ASPI determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the ASPI board of directors or special committee to the ASPI stockholders under applicable law.

SECTION 8.02.     FEES, COSTS AND EXPENSES.

         Whether or not the Exchange is consummated, all legal costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by ASPI.

                                   ARTICLE IX
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
               --------------------------------------------------

   None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing. Following the Closing Date with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation and warranty. None of the covenants, agreements and obligations of the parties hereto shall survive the Closing.

                                   ARTICLE X
                                  MISCELLANEOUS
                           -------------------------

SECTION 10.01.    NOTICES.

         All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

         if to ASPI to:

                           ASPI, Inc.
                           e-mail: lyl_ling@yahoo.com.hk

                           with a copy to (which shall not constitute notice):
                           Michael Littman, Esq.
                           7609 Ralston Road
                           Arvada, CO 80002
                           Fax: (303) 431-1567

         if to Acquiree to:

                           Prestige Prime Office, Ltd.
                           e-mail:  ADMIN@PRESTIGEPRIME.COM

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereto.

SECTION 10.02.    AMENDMENT; WAIVER.

         This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 10.03.    SUCCESSORS AND ASSIGNS.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04.    GOVERNING LAW.

         This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to principles of conflict of laws.

SECTION 10.05.    WAIVER OF JURY TRIAL.

         Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 10.06.    CONSENT TO JURISDICTION.

         Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Delaware or any federal court sitting in Delaware for purposes of any suit, action or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts). Each of the Parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Delaware and on the individuals designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07.    COUNTERPARTS; EFFECTIVENESS.

         Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP.

         Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no person shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Exchange until consummation thereof.

SECTION 10.09.    HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.10.    NO STRICT CONSTRUCTION.

         The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11.    SEVERABILITY.

         If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

                                   ARTICLE XI
                                   DEFINITIONS
                            -----------------------

         "Affiliate" shall mean (a) with respect to an individual, any member of such individual's family including lineal ancestors and descendents; (b) with respect to an entity, any officer, director, stockholder, partner, manager, investor or holder of an ownership shares of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "Acquiree" shall have the meaning set forth in the preamble to this Agreement.

         " "Acquiree Common Stock" shall have the meaning set forth in the recitals to this Agreement, and elsewhere in Section 4.02"Acquiree Material Adverse Effect" shall mean an event or change, individually or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, prospects, condition (financial or otherwise) or results of operations of Acquiree taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which Acquiree is engaged generally) or (b) the ability of Acquiree to consummate the transactions contemplated hereby.

         "Acquiree Shareholders" mean the holders of common shares in Acquiree.

         "Certificates" shall have the meaning set forth in Section 1. of this Agreement.

         "ASPI" shall have the meaning set forth in the preamble to this Agreement.

         "ASPI" Common Stock" shall have the meaning set forth in the recitals to this agreement.

         "ASPI"  Common Stock  Equivalents"  shall have the meaning set forth in
Section 3.02 of this Agreement.

         "ASPI" Material Adverse Effect" shall mean an event or change, individually, or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, prospects, condition (financial or otherwise) or results of operations of ASPI and the ASPI Subsidiaries taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which ASPI is engaged generally) or (b) the ability of ASPI to consummate the transactions contemplated hereby.

         "Closing" shall have the meaning set forth in Section 2.01 of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.01 of this Agreement.

         "Code" shall have the meaning set forth in the recitals of this Agreement.

         "Contingent Obligation" as to any Person shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations ("Primary Obligations") of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the financial condition or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure or hold harmless the obligee under such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

         "Contracts" shall mean all contracts, leases, subleases, notes, bonds, mortgages, indentures, Permits and Licenses, non-competition agreements, joint venture or partnership agreements, powers of attorney, purchase orders, and all other agreements, arrangements and other instruments, in each case whether written or oral, to which such Person is a party or by which any of them or any of its assets are bound.

         "Conversion Amount" shall mean an amount equal to 1/100th of 10,000,000 shares of ASPI Common Stock per 1% shares in Acquiree.

          "Effective Time" shall be the date all conditions and performance hereunder has been completed but no later than June 30, 2010.

         "End Date" shall have the meaning set forth in Section 8.01 of this Agreement.

         "Governmental Approval" shall mean the consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Entity, authority or instrumentality, domestic or foreign.

         "Governmental Entity" means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Indebtedness" shall mean as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the Exchange of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not more than 120 days overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP); (e) every Capital Lease Obligation of such Person; (f) any obligation of such Person to pay any discount, shares, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any sales by such Person unless such sales are on a non-recourse basis (as to collectability) of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables, whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement; (g) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon shares rates, currency exchange rates, commodities or other indices (a "derivative contract"); (h) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefore as a result of such Person's ownership shares in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefore and such terms are enforceable under applicable law; and (i) every Contingent Obligation of such Person with respect to Indebtedness of another Person. Notwithstanding anything to the contrary in this Agreement, the term "Indebtedness" expressly includes the following debts and obligations of Acquiree:

         "Laws" shall mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, writs, injunctions, judgments and decrees applicable to the specified Person and to the businesses and assets thereof.

         "License" shall mean any franchise, authorization, license, permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of any Governmental Entity or other Person.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

         "Exchange" shall have the meaning set forth in the recitals of this Agreement.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, Entity, institution, entity, party, Governmental Entity or any other juridical entity of any kind or nature whatsoever.

         "Subsidiary" shall mean any Person in which another Person, directly or indirectly, owns 50% of either the equity shares in or voting control of, such Person.

         "Takeover Proposal" shall mean any proposal for a tender or exchange offer, Exchange, consolidation, sale of all or substantially all of such party's assets, sale of in excess of fifteen percent of the shares of capital stock or other business combination involving such party or any proposal or offer to acquire in any manner a substantial equity shares (including any shares exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party other than the transactions contemplated by this Agreement.

         "Taxes" means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture and other taxes, and including all shares, penalties and additions imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person, and any liability in respect of any Tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

         "Tax   Return"   means  any  report,   return,   statement,   estimate,
informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

         "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

          "Transaction Documents" shall mean this Agreement.

































                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed as of the day and year first above written.

                           ASPI, INC.


                           By: /s/ Look Yuen Ling
                              -------------------------------------------------
                                 Name:  LOOK YUEN LING
                                 Title: PRESIDENT



                           PRESTIGE PRIME OFFICE, LTD.


                           By:  /s/ Yueng Cheuk Hung
                              -------------------------------------------------
                                 Name:  YUENG CHEUK HUNG
                                 Title: DIRECTOR



                           SHAREHOLDER OF PRESTIGE PRIME OFFICE, LTD.


                           By:   /s/ Yeung Cheuk Hung
                              -------------------------------------------------
                                 Name: YEUNG CHEUK HUNG

                  SECTION 4.02(A) ACQUIREE DISCLOSURE SCHEDULES

         (1) LIST OF ACQUIREES SHAREHOLDERS AND ISSUED AND OUTSTANDING SHARES



ACQUIREE SHAREHOLDER        NUMBER OF        DESCRIPTION OF ANY CLAIMS OR LIENS
                             SHARES           ON ISSUED AND OUTSTANDING SHARES
--------------------        ----------       -----------------------------------

Yeung Cheuk Hung            4,000,000                       NONE



         (2) LIST OF OUTSTANDING DESCRIPTION OF ALL CLAIMS, ACTIONS, SUITS, INVESTIGATIONS OR PROCEEDINGS INVOLVING ACQUIREE, ITS BUSINESS, ITS ASSETS, OR ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR INDEPENDENT CONTRACTOR OF ACQUIREE


         NONE.

           SCHEDULE OF STOCK ISSUANCES TO PRESTIGE PRIME OFFICES, LTD.
                         PURSUANT TO SECTION 5.01(B)(2)





                NAME                                    NUMBER OF SHARES
----------------------------------                  ----------------------
          Yeung Cheuk Hung                                 60,000,000